Exhibit 99.1

ResCare Reports Developments on Four Legal Matters

Company Anticipates Non-Recurring Second Quarter Charge of $0.31 to $0.59 Per Diluted Common Share

LOUISVILLE, Ky.--(BUSINESS WIRE)--ResCare (NASDAQ: RSCR), the nation’s leading provider of residential, training, therapeutic, educational and support services for people with barriers to employment and special needs, today announced that the Company plans to significantly increase legal reserves due to recent adverse developments on four lawsuits.

The Company recently reached a settlement on one lawsuit that sought damages for injuries from a 2003 automobile accident. In addition, there have been adverse developments with respect to negotiations and court actions on three other outstanding legal matters. As a result, the Company expects to record a pretax charge in the second quarter in the range of approximately $16 million ($10 million, net of tax, or $0.31 per diluted common share) to $30 million ($20 million, net of tax, or $0.59 per diluted common share). Final determination of the charge is dependent upon the further development of settlement negotiations and pending court actions. These legal matters, which also include two commercial contract disputes and one client injury matter, have been disclosed by the Company in its reports previously filed with the Securities and Exchange Commission.

“While we are extremely disappointed with these recent developments and their impact on our earnings, we anticipate having them resolved soon. ResCare is a stable company with a strong balance sheet, and we continue to focus on our mission of providing the best possible care to the people we serve,” said Ralph G. Gronefeld, Jr., president and chief executive officer of ResCare.

The Company plans to provide more detail on these matters and update annual guidance at its regularly scheduled second quarter conference call on August 8, 2008.

ResCare, with 30+ years of experience helping people reach their highest level of independence, is one of the largest providers of home care to the elderly and those with disabilities. It also offers residential and support services to people with intellectual and developmental disabilities and provides education, vocational training and job placement for people of all ages and skill levels. Based in Louisville, Kentucky, ResCare and its 44,000 dedicated employees serve daily more than 65,000 people in 38 states, Washington, DC, Puerto Rico and in a growing number of international locations. For more information about ResCare, please visit the Company’s website at www.ResCare.com.

From time to time, ResCare makes forward-looking statements in its public disclosures, including statements relating to expected financial results, revenues that might be expected from new or acquired programs and facilities, its development and acquisition activities, reimbursement under federal and state programs, financing plans, compliance with debt covenants and other risk factors, and various trends favoring privatization of government programs. In ResCare’s filings under the federal securities laws, including its annual, periodic and current reports, the Company identifies important factors that could cause its actual results to differ materially from those anticipated in forward-looking statements. Please refer to the discussion of those factors in the Company’s filed reports. Statements related to expected financial results are as of this date only, and ResCare does not assume any responsibility to update these statements.

CONTACT:
ResCare
David W. Miles, 502-394-2137
Chief Financial Officer
or
Nel Taylor, 502-394-2357
Chief Communication Officer